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                        REPORT OF INDEPENDENT ACCOUNTANTS


To Heller Equipment Asset Receivables Trust 1999-2:

As independent public accountants, we hereby consent to the use of our report dated December 3, 1999, on the balance sheet of Heller Equipment Asset Receivables Trust 1999-2 as of December 1, 1999, included in this registration statement and to all references to our Firm included in this registration statement.



Chicago, Illinois
December 3, 1999